Exhibit 21

SUBSIDIARIES OF THE COMPANY

Name of Subsidiary	Other Names Under Which Subsidiary Conducts Business	State or Other Jurisdiction of Incorporation or Organization

1st Constitution Bank	N/A	New Jersey

1st Constitution Capital Trust II	N/A	Delaware

1st Constitution Investment Company of Delaware, Inc.	N/A	Delaware

1st Constitution Investment Company of New Jersey, Inc.	N/A	New Jersey

FCB Assets Holdings, Inc.	N/A	New Jersey

204 South Newman Street LLC	N/A	New Jersey

249 New York Avenue LLC	N/A	New Jersey

1st Constitution Title Agency, LLC*	N/A	New Jersey

*  Inactive